Exhibit 99.1

National Holdings Corporation Reports Financial Results for the Fiscal First Quarter 2019

NEW YORK, NY, February 15, 2019 – National Holdings Corporation (NASDAQ: NHLD) (“National” or the “Company”), a leading full service independent brokerage, investment banking, trading and asset management firm providing diverse services including tax preparation, today announced its financial results for the fiscal first quarter of 2019.

Financial Highlights:

■	Revenue of $58.1 million, versus $50.1 million for the fiscal 2018 first quarter.

■	Quarterly adjusted EBITDA of $4.2 million, up from $1.7 million in the prior year quarter.

■	Income before other expense and income taxes of $1.3 million versus a loss of ($.2) million in the first quarter of 2018.

■	Investment banking produced record extraordinary results, generating $27.1 million of revenue, versus $14.5 million in the prior year, an 86% increase.

■	Investment advisory fees increased 10% in the current quarter, to $5.9 million.

■	Cash and cash equivalents of $35.3 million and no debt as of December 31, 2018 versus $33.6 million as of the fiscal year-end 2018.

■	Equity of $49.0 million as of December 31, 2018 versus $46.9 million as of September 30, 2018.

Management Commentary

Michael Mullen, Chief Executive Officer of National stated, “Fiscal 2018 ended with record revenue and operating profitability figures and a truly transformed National. The momentum carried right into the beginning of fiscal 2019 with our first fiscal quarter results. The results are even more impressive given the backdrop of the significant market volatility we all experienced at the end of the calendar year. I am proud of the hard work from our team and all of our advisors. The value of the advisor-client relationship is never more important than in volatile times.”

Mr. Mullen continued, “It is also important to note Fortress Biotech completed their divestiture of National shares to B. Riley Financial. With this transaction now complete, our full attention will be on the continued success and future growth of our company.”

Fiscal 1Q 2019 Financial Results

National reported fiscal first quarter 2019 revenue of $58.1 million, up $8.0 million or 16% over the fiscal first quarter of 2018. Investment banking revenues were responsible for a large majority of the increase. Investment advisory continued its quarter to quarter growth, increasing to $5.9 million, up 10% from the prior year first quarter. Commission revenue declined $4.6 million from the comparative quarter due to the reallocation of revenue to private share offerings and to a lesser extent global trade and market correction concerns.

Total expenses increased $6.5 million or 13% to $56.8 million. National continues its investment in technology, risk, and operating management to position itself for growth going forward.

Revenue

As noted above, investment banking continued its impressive performance in bringing to market diversified issuances with high demand across multiple sectors. This revenue segment also achieved significant positive revenue recognition in our private shares business and was largely responsible for the significant results achieved this quarter.

●

Commissions and related revenue decreased 17% from the first quarter 2018 to $23.2 million. Volatile markets driven by increasing rate concerns, market valuation on recession concerns, and global trade tensions tend to drive investors to the sidelines; on the positive side, the firm’s strategy of bringing quality issuance and private share offerings to our client base did reallocate revenue generation to investment banking from commissions.

●	Investment banking produced a record quarter at $27.1 million, an 86% increase from the fiscal 2018 first quarter on the high number of quality offerings brought during the quarter, as noted above.

●

Revenue from investment advisory, a continuing area of strategic importance, increased $0.5 million, to $5.9 million, up 10%. We continue to add new accounts and experience growing reallocation on client portfolio diversification from traditional brokerage accounts to our diverse advisory platform.

●	Tax preparation and accounting revenue increased to $0.8 million in the quarter, traditionally our slowest quarter of the fiscal year.

●	Net dealer inventory gains produced a loss of ($0.5) million from $0.9 million of revenue in the first fiscal quarter of 2018. Two items contributed to this performance.

1.

The firm’s decision to focus on client and deal facilitation versus a broad platform of market-making across the product spectrum. While this has resulted in lower revenue, it has increased overall revenue sector profitability.

2.

The unrealized gains and losses from the firm’s warrant portfolio are recorded in this revenue category. When eliminating the fiscal 1Q 2019 and 2018 unrealized losses, comparative adjusted revenue was $0.5 million and $2.0 million, respectively.

Expenses

Total expenses increased to $56.8 million in the current fiscal year quarter, up $6.5 million (13%) over the comparative year quarter. Compensation and other variable expenses directly associated with revenue generation were responsible for $4.7 million of this increase, with investment banking driving the majority of it.

The remaining increase of $1.8 million is due to a number of factors including the firm’s continuing investment in its infrastructure, and various legal expenses associated with external legal advice concerning the sale of the majority ownership in National from Fortress Biotech to B. Riley during our fiscal first quarter of 2019.

Salaries and benefits expense increased due to the hiring of executive, enterprise risk management and technology professionals, and variable compensation increases associated with improved performance was responsible for a significant portion of this increase. Additionally, technology spending on new systems added to the increase.

While we continue to invest to increase scalability and improve our operating controls to best in class, we are placing significant focus on spend efficiency. We note either reductions or immaterial increases in many of our operating expense categories.

Earnings

Income before other income and income taxes totaled $1.3 million versus a ($0.2) million loss in the fiscal 2018 first quarter. Overall, improved gross margins on our product lines quarter to quarter was the driver for our profit improvement.

Net earnings per share, both basic and fully diluted, were $0.08 in the fiscal first quarter of 2019, versus a net loss per share, basic and fully diluted, of ($.65) in the fiscal first quarter of 2018.

Adjusted EBITDA increased to $4.2 million in the current year quarter, from $1.7 million in the first quarter of fiscal 2018.

Balance Sheet

As of December 31, 2018, National had $35.3 million of cash and cash equivalents, versus $33.6 million as of September 30, 2018. The Company's balance sheet remains debt free.

Non-GAAP Measures

The Non-GAAP measures shown in this release exclude various items detailed further below.

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National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization and unrealized gain/loss on the firm’s warrant portfolio.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's operating results.

About National Holdings Corporation

National Holdings Corporation (NHLD) is a full-service investment banking and asset management firm that, through its affiliates, provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading, equity research, financial planning, market making, tax preparation, insurance, to corporations, institutions, high net-worth and retail investors. With approximately 1,000 advisors, registered reps, traders, sales associates and corporate staff, National Holdings operates through various subsidiaries including National Securities Corporation, National Asset Management, Inc., National Insurance Corporation, National Tax and Financial Services Inc. (formerly Gilman Ciocia, Inc.) and GC Capital Corporation. Formed as a holding company in 1996, National Holdings’ largest subsidiary National Securities Corporation has been in business since 1947. National Holdings is headquartered in New York and Florida. For more information, visit www.yournational.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in National’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and National undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:

Investor Relations:
Email: ir@yournational.com
Telephone: +1 212 554 4351

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31, 2018 (Unaudited)	September 30, 2018
ASSETS
Cash	$30,813,000	$27,920,000
Restricted cash	1,354,000	1,353,000
Cash deposits with clearing organizations	336,000	336,000
Securities owned, at fair value	7,208,000	7,786,000
Receivables from broker-dealers and clearing organizations	2,751,000	3,967,000
Forgivable loans receivable	1,531,000	1,567,000
Other receivables, net	5,595,000	4,265,000
Prepaid expenses	4,501,000	4,065,000
Fixed assets, net	2,652,000	2,671,000
Intangible assets, net	4,502,000	4,730,000
Goodwill	5,153,000	5,153,000
Deferred tax asset, net	4,105,000	4,192,000
Other assets, principally refundable deposits	767,000	444,000
Total Assets	$71,268,000	$68,449,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Accrued commissions and payroll payable	$13,040,000	$12,862,000
Accounts payable and accrued expenses	8,107,000	8,019,000
Deferred clearing and marketing credits	524,000	576,000
Other	620,000	57,000
Total Liabilities	22,291,000	21,514,000

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding	—	—
Common stock $0.02 par value, authorized 75,000,000 shares at December 31, 2018 and September 30, 2018; 12,610,545 shares issued and outstanding at December 31, 2018 and 12,541,890 shares issued and outstanding at September 30, 2018	252,000	250,000
Additional paid-in-capital	87,729,000	86,510,000
Accumulated deficit	(39,004,000)	(39,825,000)
Total Stockholders’ Equity	48,977,000	46,935,000

Total Liabilities and Stockholders’ Equity	$71,268,000	$68,449,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended December 31,
	2018	2017
Revenues
Commissions	$21,012,000	$25,618,000
Net dealer inventory (losses) gains	(503,000)	905,000
Investment banking	27,071,000	14,547,000
Investment advisory	5,858,000	5,333,000
Interest and dividends	1,584,000	631,000
Transaction fees and clearing services	2,149,000	2,297,000
Tax preparation and accounting	774,000	523,000
Other	162,000	226,000
Total Revenues	58,107,000	50,080,000

Operating Expenses
Commissions, compensation and fees	49,410,000	43,561,000
Clearing fees	759,000	743,000
Communications	822,000	760,000
Occupancy	925,000	955,000
License and registration	579,000	637,000
Professional fees	1,985,000	1,393,000
Interest	8,000	2,000
Depreciation and amortization	398,000	379,000
Other administrative expenses	1,904,000	1,826,000
Total Operating Expenses	56,790,000	50,256,000
Income (Loss) before Other Income (Expense) and Income Taxes	1,317,000	(176,000)

Other Income (Expense)
Change in fair value of warrant liability	—	(5,597,000)
Other income	6,000	6,000
Total Other Income (Expense)	6,000	(5,591,000)
Income (Loss) before Income Taxes	1,323,000	(5,767,000)

Income tax expense	367,000	2,273,000
Net Income (Loss)	$956,000	$(8,040,000)

Net income (loss) per share - Basic	$0.08	$(0.65)
Net income (loss) per share - Diluted	$0.08	$(0.65)

Weighted average number of shares outstanding - Basic	12,545,286	12,437,916
Weighted average number of shares outstanding - Diluted	12,716,195	12,437,916

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP* ADJUSTED EBITDA

	Three Months Ended December 31,
	2018	2017
Net income (loss), as reported	$956,000	$(8,040,000)
Interest expense	8,000	2,000
Income taxes	367,000	2,273,000
Depreciation	170,000	169,000
Amortization	228,000	210,000
EBITDA	1,729,000	(5,386,000)
Non-cash compensation expense	1,322,000	258,000
Change in fair value of warrant liability	—	5,597,000
Forgivable loan amortization	171,000	160,000
Unrealized loss on the firm's warrant portfolio	1,020,000	1,108,000
EBITDA, as adjusted	$4,242,000	$1,737,000

* National defines non-GAAP adjusted EBITDA as GAAP net income (loss) excluding: interest expense, income taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, forgivable loan amortization and unrealized gain/loss on the firm’s warrant portfolio.